Exhibit 99.1

FINAL DRAFT

August 14, 2007

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Second Quarter Results

•	Improving results reflect increased pricing on can sheet sales
•	Growth in Europe and Middle East eyed for 2008
•	Recycling growth rate continues (53 percent)

BALTIMORE, Md. — Shipments of Wise Metals Group (Company) aluminum beverage can stock, other rolled aluminum products and scrap in the second quarter of 2007 totaled 201.4 million pounds compared to 207.4 million for the same period in 2006. Shipments of scrap at Wise Recycling increased 53 percent in the second quarter of 2007 versus the second quarter of 2006 while shipments at Wise Alloys decreased 13 percent, including a 25 percent decrease of can sheet shipments partially offset by a 64 percent increase in shipments of commercial products.

The decrease in can sheet shipment volumes was due mostly to can sheet customers reducing inventory quantities from year-end levels combined with the effects of slightly lower contractual volumes from existing can sheet customers which resulted from negotiations to improve pricing. For the six months ended June 30, 2007, shipments totaled 370.6 million pounds, compared to 377.3 million pounds for the same period in 2006.

Sales decreased by approximately 2 percent to $277.8 million for the three months ended June 30, 2007, and have increased 5 percent to $525.0 million for the six months ended June 30, 2007, compared to the same periods in 2006.

Net loss for the second quarter of 2007 was $4.9 million, which includes a $3.3 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net loss of $16.5 million in the second quarter of 2006, which includes a $3.5 million unfavorable impact for FAS 133.

After adjusting for FAS 133, net loss for the second quarter of 2007 was $1.6 million, compared to a loss of $13.0 million in the second quarter of 2006, adjusting for similar items, and reflects an improvement of approximately $11.4 million.

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These improved results are attributable to significantly improved pricing, principally in can sheet sales and decreased natural gas costs of $0.9 million partially offset by the effects of sales mix, reduced overall production levels and higher interest costs.

Interest costs for the quarter of $9.3 million reflect an increase of $0.9 million resulting from increased borrowings and higher interest rates.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of FAS 133 and LIFO (Adjusted EBITDA) for the quarter was $10.9 million compared to a loss of $1.5 million for the second quarter of 2006, also reflecting significant improvement of approximately $12.4 million. Please refer to the reconciliation of adjusted EBITDA to Net Loss below.

The Company’s cost for natural gas in the quarter averaged $8.10 per mmBTU, down approximately 10% from prices for the three months ended June 30, 2006.

“The most significant item contributing to the $12.4 million increase in Adjusted EBITDA was the elimination of the metal price caps on can sheet,” commented Mr. Ken Stastny, Wise Metals Group Chief Financial Officer.

Metal price caps or “ceilings” refer to a long-standing industry practice of providing a maximum price for the aluminum component that can be contractually passed through to customers. Such contractual provisions were eliminated in Wise’s can sheet sales effective January 1, 2007.

In addition, Wise has reached agreements in principal with major manufacturers in Europe and the Middle East to supply can sheet in those markets beginning in 2008.

“This is another significant step in our global marketing strategy,” commented Mr. Don Farrington, Executive Vice President of Sales. “We have made diversification and globalization a key objective for Wise.”

Wise Metals Group acquired the Wise Alloys facility located in Muscle Shoals, Ala. in 1999 at which time sales were principally to one major U.S. can customer. Since that time, Wise Alloys has expanded its capabilities by supplying the major U.S. can manufacturers, added numerous product capabilities in the commercial products segment and now added a growing global can sheet market to its customer base.

Commenting on this development, Wise Metals Group Chairman and Chief Executive Officer Mr. David D’Addario said, “The long-term opportunity to supply can sheet internationally rivals the elimination of metal price caps on can sheet as the most significant development for Wise since I have been the CEO of the company.”

“Long term export business augments our already consistent domestic business to secure the position of our U.S.-owned company as one of the global leaders of can stock supply into the future,” added Mr. Danny Mendelson, Wise Metals Group Chief Strategic Officer.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30		Six months ended June 30
Amounts in thousands	2007	2006	2007	2006
Sales	$277,800	$283,254	$525,016	$499,530
Cost of sales	266,676	284,908	507,728	492,302

Gross margin (deficit)	11,124	(1,654)	17,288	7,228
Operating expenses:
Selling, general, and administrative	3,419	2,906	7,931	5,879

Operating income (loss)	7,705	(4,560)	9,357	1,349
Other income (expense):
Interest expense and fees, net	(9,308)	(8,444)	(18,414)	(15,564)
Unrealized (loss) gain on derivative instruments	(3,336)	(3,456)	7,683	1,255

Net loss	$(4,939)	$(16,460)	$(1,374)	$(12,960)

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Wise Metals Group LLC

Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$4,071	$2,280
Restricted cash	1,479	7,889
Accounts receivable, less allowance	117,173	104,096
Inventories	148,949	120,565
Other current assets	7,884	9,830

Total current assets	279,556	244,660

Non-current assets:
Property and equipment, net	86,222	84,589
Other assets	8,686	8,724
Goodwill	283	283

Total non-current assets	95,191	93,596

Total assets	$374,747	$338,256

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$90,509	$71,131
Current portion of long-term debt	3,097	1,759
Borrowings under revolving credit facility	192,540	177,187
Accrued expenses, payroll and other	13,604	24,838

Total current liabilities	299,750	274,915

Non-current liabilities:
Term loans, less current portion	27,966	15,854
Senior notes	150,000	150,000
Other liabilities	13,887	12,969

Total non-current liabilities	191,853	178,823

Members’ deficit	(116,856)	(115,482)

Total liabilities and members’ deficit	$374,747	$338,256

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities
Net loss	$(1,374)	$(12,960)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,551	6,221
Amortization of deferred financing fees	984	778
Bad debt expense	2,449
Unrealized gains on derivative instruments	(7,683)	(1,255)
Changes in operating assets and liabilities:
Restricted cash	6,410	(2,909)
Accounts receivable	(15,526)	(8,127)
Inventories	(28,384)	(51,965)
Other current assets	22	1,785
Accounts payable	19,378	27,401
Accrued expenses, payroll and other	(1,655)	158

Net cash used in operating activities	(18,828)	(40,873)

Cash flows from investing activities
Purchase of equipment	(8,184)	(6,493)

Net cash used in investing activities	(8,184)	(6,493)

Cash flows from financing activities
Net issuance of short-term borrowings	15,353	43,322
Proceeds from sale-leaseback transaction Payments on long-term obligations Issuance of long-term borrowings	14,950 (1,500 —)	— (106 693)

Net cash provided by financing activities	28,803	43,909

Net increase (decrease) in cash and cash equivalents	1,791	(3,457)
Cash and cash equivalents at beginning of period	2,280	6,456

Cash and cash equivalents at end of period	$4,071	$2,999

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net loss	$(4,939)	$(16,460)	$(1,374)	$(12,958)
Interest expense and fees	9,308	8,444	18,414	15,564
Depreciation and amortization	3,205	3,107	6,551	6,221
Unrealized loss (gain) on derivative instruments	3,336	3,456	(7,683)	(1,256)

Adjusted EBITDA	$10,910	$(1,453)	$15,908	$7,571

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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